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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Genomic Health, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Genomic Health, Inc.
301 Penobscot Drive
Redwood City, California 94063
(650) 556-9300

April 26, 2013

Dear Stockholder:

        You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Genomic Health, Inc. The meeting will be held at 10:00 a.m., Pacific Time, on Thursday, June 6, 2013, at Seaport Center, 459 Seaport Court, Redwood City, California 94063.

        The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote. Your shares cannot be voted unless you sign, date and return the enclosed proxy, vote by telephone or the Internet, vote as instructed by your broker, or attend the Annual Meeting in person.

        We have also enclosed a copy of our 2012 Annual Report to Stockholders.

        We look forward to seeing you at the meeting.

Sincerely, Kimberly J. Popovits President and Chief Executive Officer and Chairman of the Board

Genomic Health, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, June 6, 2013

To our Stockholders:

        Genomic Health, Inc. will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Thursday, June 6, 2013 at Seaport Center, 459 Seaport Court, Redwood City, California 94063.

        We are holding this Annual Meeting:

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  to elect eight directors to serve until the 2014 Annual Meeting or until their successors are duly elected and qualified;

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  to approve, on a non-binding advisory basis, the compensation of our named executive officers;

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  to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and

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  to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

        Stockholders of record at the close of business on April 12, 2013 are entitled to notice of and to vote at this meeting and any adjournment or postponement of the Annual Meeting.

        It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote promptly. Please review the instructions on page 2 of the attached Proxy Statement regarding your voting options.

By Order of the Board of Directors
Kathy L. Hibbs, Esq. Senior Vice President and General Counsel and Secretary

Redwood City, California
April 26, 2013

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 6, 2013.

The Proxy Statement and Annual Report are available at
www.proxydocs.com/ghdx

Genomic Health, Inc.
301 Penobscot Drive
Redwood City, California 94063

PROXY STATEMENT

Information Concerning Voting and Solicitation

        This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of Genomic Health, Inc., a Delaware corporation ("we," "us," "our," "Genomic Health" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at Seaport Center, 459 Seaport Court, Redwood City, California 94063 on Thursday, June 6, 2013, at 10:00 a.m., Pacific Time, and any postponement or adjournment thereof (the "Annual Meeting").

        This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 26, 2013.

Questions and Answers About
the Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?

        Three proposals will be voted on at the Annual Meeting:

  •
  The election of directors;

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  A non-binding advisory vote on the compensation of our executive officers; and

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  The ratification of the appointment of the independent registered public accounting firm for 2013.

What are the Board's recommendations?

        Our board recommends that you vote:

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  "FOR" election of each of the nominated directors;

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  "FOR" approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

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  "FOR" ratification of the appointment of the independent registered public accounting firm for 2013.

Will there be any other items of business on the agenda?

        We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

        Stockholders of record at the close of business on April 12, 2013 (the "Record Date") may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company's common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Stockholder of Record.    If your shares are registered directly in your name with Genomic Health's transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. The Proxy Statement, Annual Report and proxy card have been sent directly to you by Genomic Health.

        Beneficial Owner.    If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Proxy Statement and Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record.

How do I vote?

  Stockholder of Record

        If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by telephone or vote by the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted.

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  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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  To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the postage-prepaid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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  To vote by telephone, follow the telephone voting instructions on the enclosed proxy card. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 5, 2013 to be counted.

  •
  To vote by the Internet, follow the Internet voting instructions on the enclosed proxy card. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 5, 2013 to be counted.

We provide Internet voting to allow you to vote online. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

  Beneficial Owner

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you have the right to direct your broker, bank or nominee how to vote your shares by following the voting instruction form included in the mailing from that entity. Complete and mail the voting form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy.

Can I change my vote or revoke my proxy?

        If you are a stockholder of record, you may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or by the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is voted or you vote by written ballot at the Annual Meeting.

        If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, please consult the instructions provided with this proxy statement or contact your broker, bank or nominee.

How are votes counted?

        In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For each of Proposals 2 and 3, you may vote "FOR" or "AGAINST" or "ABSTAIN." If you "ABSTAIN" as to Proposals 2 or 3, the abstention has the same effect as a vote "AGAINST." If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions and you are a stockholder of record, your shares will be voted in accordance with the recommendations of the board ("FOR" all of the nominees to the board, "FOR" the approval, on a non-binding advisory basis, of the compensation of our named executive officers and "FOR" ratification of the appointment of our independent registered public accounting firm) and in the discretion of the proxy holders on any other matters that properly come before the meeting. If you hold your shares in street name, please see the next section for important information regarding voting of your shares.

What vote is required to approve each item?

        In the election of directors, the eight persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected. Proposals 2 and 3 require the affirmative "FOR" vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In the event you do not vote, your broker will not be able to vote regarding the election of directors or on Proposal 2 and will only be able to vote on Proposal 3, ratification of the appointment of our independent registered public accounting firm. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

        Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum?

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of common stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, 30,209,619 shares of our common stock were outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are proxies solicited?

        Our employees, officers and directors may solicit proxies. We will bear the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common stock.

IMPORTANT

        Please promptly vote by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope provided, voting by telephone or the Internet, or voting following the instructions provided by your bank, broker or nominee, so that your shares can be voted.

 Proposal 1

Election of Directors

Directors and Nominees

        At the Annual Meeting, eight persons will be elected as members of your board of directors, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the board of directors has recommended, and the board of directors has designated, the eight persons listed below for election at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted "FOR" each of the nominees. Your board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated to fill the vacancy by your board of directors, taking into account the recommendations of the Nominating and Corporate Governance Committee.

        The names of the board of directors' nominees, their ages as of March 15, 2013, and certain biographical information about the nominees are set forth below.

Name	Age	Position with Company	Director Since
Kimberly J. Popovits	54	Chairman of the Board, President and Chief Executive Officer	2002
Julian C. Baker	46	Lead Independent Director	2001
Felix J. Baker, Ph.D.	43	Director	2012
Fred E. Cohen, M.D., D.Phil.	56	Director	2002
Samuel D. Colella	73	Director	2001
Ginger L. Graham	57	Director	2008
Randall S. Livingston	59	Director	2004
Woodrow A. Myers, Jr., M.D.	59	Director	2006

        Kimberly J. Popovits has served as our President and Chief Executive Officer since January 2009, and as Chairman of the Board since March 1, 2012. Prior to that, Ms. Popovits served as President and Chief Operating Officer from February 2002 to January 2009. From November 1987 to February 2002, Ms. Popovits served in various roles at Genentech, Inc., a biotechnology company, most recently serving as Senior Vice President, Marketing and Sales from February 2001 to February 2002, and as Vice President, Sales from October 1994 to February 2001. Prior to joining Genentech, Ms. Popovits served as Division Manager, Southeast Region, for American Critical Care, a Division of American Hospital Supply, a supplier of healthcare products to hospitals. In addition, Ms. Popovits served as a director of Nuvelo, Inc. from July 2005 until its merger with ARCA biopharma, Inc. in January 2009. Ms. Popovits holds a B.A. in Business from Michigan State University.

        Julian C. Baker is a Managing Partner of Baker Brothers Investments, which he and his brother, Felix J. Baker, Ph.D., founded in 2000. Mr. Baker's firm manages long-term investment funds, focused on publicly traded life sciences companies, for major university endowments and foundations. Mr. Baker's career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. Mr. Baker is also a director of Incyte Corporation. Mr. Baker served as a director of Neurogen Corporation from May 1999 until its acquisition in December 2009 and a director of Trimeris, Inc. from April 2004 until November 2011. Mr. Baker holds an A.B. in Social Studies from Harvard University.

        Felix J. Baker, Ph.D. is a Managing Partner of Baker Brothers Investments, which he and his brother, Julian C. Baker, founded in 2000. Dr. Baker's firm manages long-term investment funds, focused on publicly traded life sciences companies, for major university endowments and foundations. Dr. Baker's career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker is also a director of Seattle Genetics, Inc., where he serves as lead independent director, and of Synageva, Inc. Dr. Baker served as a director of Ardea Biosciences, Inc. from February 2010 until its acquisition in June 2012, a director of Neurogen Corporation from May 1999 until July 2008, and a director of Trimeris, Inc. from April 2004 until November 2011. Dr. Baker holds a B.S. and Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.

        Fred E. Cohen, M.D., D.Phil. is a partner at TPG, a private equity firm he joined in 2001, and serves as co-head of TPG's biotechnology group. Dr. Cohen is also a Professor of Cellular and Molecular Pharmacology at the University of California, San Francisco, where he has taught since 1988. Dr. Cohen serves as a director of Aptalis Pharmaceuticals, Quintiles Transnational Holdings and a number of other privately held companies. Dr. Cohen holds a B.S. in Molecular Biophysics and Biochemistry from Yale University, a D.Phil. in Molecular Biophysics from Oxford University and an M.D. from Stanford University.

        Samuel D. Colella is a Managing Director of Versant Ventures, a healthcare and biotechnology venture capital firm he co-founded in 1999. Mr. Colella is also a general partner of Institutional Venture Partners, a venture capital firm he joined in 1984. Mr. Colella currently serves as the Chairman of the Board of Fluidigm Corporation and as a director of Alexza Pharmaceuticals, Inc., and a number of privately held technology and biotechnology companies. Mr. Colella served as a director of Jazz Pharmaceuticals, Inc. from 2004 to January 2012. Mr. Colella holds a B.S. in Business and Engineering from the University of Pittsburgh and an M.B.A. from the Stanford Graduate School of Business.

        Ginger L. Graham has served as Faculty at Harvard Business School since October 2009 and as President and Chief Executive Officer of Two Trees Consulting, a healthcare and executive leadership consulting firm, since November 2007. Ms. Graham was Chief Executive Officer of Amylin Pharmaceuticals, Inc., a biopharmaceutical company, from September 2003 to March 2007, and served as Amylin's President from September 2003 to June 2006. From 1994 to 2003, Ms. Graham held various positions with Guidant Corporation, including Group Chairman, Office of the President, President of the Vascular Intervention Group, and Vice President. From 1979 to 1994, Ms. Graham held various positions with Eli Lilly and Company, including President and Chief Executive Officer of Advanced Cardiovascular Systems, Inc. Ms. Graham currently serves as a director of Walgreen Co. and a number of privately held companies. Ms. Graham served as a director of Amylin Pharmaceuticals, Inc. from November 1995 to May 2009. Ms. Graham holds a B.S. in Agricultural Economics from the University of Arkansas and an M.B.A. from Harvard University.

        Randall S. Livingston has served as Vice President for Business Affairs and Chief Financial Officer of Stanford University since 2001. Prior to 2001, Mr. Livingston spent 16 years working in Silicon Valley with several technology and life science companies as Chief Financial Officer and in various corporate development and marketing roles. Mr. Livingston currently serves as a director of eHealth, Inc. and Pacific Biosciences, Inc. Mr. Livingston holds a B.S. in Mechanical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

        Woodrow A. Myers, Jr., M.D. has served as Managing Director of Myers Ventures LLC, which concentrates on opportunities in healthcare and education, since December 2005. He was the Executive Vice President and Chief Medical Officer of WellPoint, Inc., a commercial health benefits company, from September 2000 to January 2005. Dr. Myers currently serves as a director of Express Scripts Holding Company and Liposcience, Inc., and serves as Chairman of the Board of the Mozambique Healthcare Consortium. Dr. Myers served as a director of ThermoGenesis Corp from June 2006 to December 2009, and as a director of CardioNet, Inc. from August 2007 to May 2009. Dr. Myers holds a B.S. in Biological Sciences from Stanford University, an M.D. from Harvard Medical School and an M.B.A. from the Stanford Graduate School of Business.

Vote Required

        The eight nominees for director receiving the highest number of affirmative votes will be elected as directors.

        Your board of directors recommends a vote FOR the election of the nominees set forth above as directors of Genomic Health.

Director Independence

        Our board of directors has determined that, except for Ms. Popovits, each individual who currently serves as a member of the board is, and, except for Ms. Popovits and Dr. Randal L. Scott, each individual who served as a member of the board in 2012 was, an "independent director" within the meaning of Rule 5605 of The NASDAQ Stock Market. Ms. Popovits is not and Dr. Scott was not independent because Ms. Popovits is and Dr. Scott was employed by the Company. All of the nominees are members of the board standing for reelection as directors. For Messrs. Baker, Colella and Livingston, Drs. Baker, Cohen and Myers, and Ms. Graham, the board of directors considered their relationship and transactions with the Company as directors and securityholders of the Company.

Board Meetings

        Our board of directors held 9 meetings in 2012. Each director attended at least 75% of the aggregate number of meetings of the board of directors held during the period for which such director served on our board of directors and of the committees on which such director served. The independent directors meet in regularly scheduled executive sessions at in-person meetings of the board of directors without the participation of Ms. Popovits, Dr. Scott or the other members of management. We do not have a policy that requires the attendance of directors at the Annual Meeting. Two directors attended our 2012 annual meeting.

Committees of the Board of Directors

        Below is a description of each committee of the board of directors. The board of directors has determined that each director who serves on the Audit, Compensation, and Nominating and Corporate Governance Committees is "independent," as that term is defined by applicable listing standards of The NASDAQ Stock Market and rules of the Securities and Exchange Commission, or SEC, and has adopted written charters for these committees. These charters are available on the investor section of our website (www.genomichealth.com).

  Audit Committee

Current Members:	Randall S. Livingston (Chair and Audit Committee Financial Expert) Fred E. Cohen, M.D., D.Phil. Ginger L. Graham
Number of Meetings in 2012:	7
Functions:

The Audit Committee provides assistance to the board of directors in fulfilling its oversight responsibilities relating to the Company's financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace the Company's independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm's relationship with the Company; and meet with the independent registered public accounting firm and management to discuss and review the Company's financial statements, internal control over financial reporting, and auditing, accounting and financial reporting processes.

  Compensation Committee

Current Members:	Samuel D. Colella (Chair) Felix J. Baker, Ph.D. Woodrow A. Myers, Jr., M.D.
Number of Meetings in 2012:	6
Functions:

The Compensation Committee's primary functions are to assist the board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations with respect to major compensation plans, policies and programs of the Company. Other specific duties and responsibilities of the Compensation Committee are to review and make recommendations for approval by the independent members of the board of directors regarding compensation of our Executive Chairman of the Board, our President and Chief Executive Officer and other executive officers, and administer our stock plans and other equity-based compensation plans.

The board of directors has established a Non-Management Stock Option Committee, the members of which are Kimberly J. Popovits and G. Bradley Cole. The Committee has been delegated the authority to make awards or grants under our Stock Incentive Plan (including shares, options, or restricted stock) to new employees, other than to any member of our board of directors, individuals designated by our board of directors as "Section 16 officers," and employees who hold the title of Vice President or above. This Committee may not make any awards or grants to any new employee that total more than 50,000 shares of common stock. In addition, in connection with the Company's annual compensation review, this Committee is authorized to grant and issue to employees who hold titles below the Vice President level restricted stock units, or RSUs, that total no more than 10,000 shares of common stock per employee.

  Nominating and Corporate Governance Committee

Current Members:	Julian C. Baker (Chair) Ginger L. Graham Woodrow A. Myers, Jr., M.D.
Number of Meetings in 2012:	2
Functions:

The Nominating and Corporate Governance Committee's primary functions are to identify qualified individuals to become members of the board of directors, determine the composition of the board and its committees and monitor a process to assess board effectiveness. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to recommend nominees to fill vacancies on the board of directors, review and make recommendations to the board of directors with respect to candidates for director proposed by stockholders, and review on an annual basis the functioning and effectiveness of the board and its committees.

Director Nominations

        The board of directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board of directors for nomination or election.

        The board of directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to Genomic Health and the board of directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to carry out effectively their duties as directors. Although the Company has no formal diversity policy for board members, the board and the Nominating and Corporate Governance Committee consider diversity of backgrounds and experiences and other forms of diversity when selecting nominees. The Nominating and Corporate Governance Committee also believes that service as director of other public companies provides experience and perspective that may be useful to Genomic Health and the board of directors, and several of our directors have served as directors of other public companies. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the board of directors to meet the criteria for an "audit committee financial expert" as defined by rules of the SEC, and for a majority of the members of the board of directors to meet the definition of "independent director" under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for key members of our management to participate as members of the board of directors.

        Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate's prior service as a director, and the needs of the board of directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the board of directors as a result of a resignation, an increase in the size of the board or other event, the Nominating and Corporate Governance Committee will consider various candidates for board membership, including those suggested by the committee members, by other board of directors members, by any executive search firm engaged by the committee or by stockholders. The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this Proxy Statement.

        A stockholder who wishes to suggest a prospective nominee for the board of directors should notify Genomic Health's Secretary or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate.

        In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Genomic Health's Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder's notice not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year's annual meeting; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year's annual meeting, we must have received the stockholder's notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 7th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder's notice described above. Information required by the Bylaws to be in the notice includes the name and contact information for the candidate and the person making the nomination, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

        Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Director Qualifications

        Set forth below is a summary of the specific experience, qualifications, attributes or skills of the nominees for the board of directors that, in addition to the experience of those nominees described in their biographies above, led our Nominating and Corporate Governance Committee and board to conclude that the nominee should serve as a member of the board:

        Ms. Popovits' role as President and Chief Executive Officer of the Company gives her strong knowledge of the Company's strategy, markets, competitors and operations. She also brings significant experience in commercial operations, sales and marketing and experience as a public company director.

        Mr. Baker is an experienced investor in many life sciences companies. Mr. Baker brings to the board significant strategic and financial expertise and leadership experience in the life sciences field as a result of his investments in and service as a director of other publicly and privately held life sciences companies.

        Dr. Baker is an experienced investor in many life sciences companies. Dr. Baker brings to the board significant strategic and financial expertise and leadership experience in the life sciences field as a result of his investments in and service as a director of other publicly and privately held life sciences companies.

        Dr. Cohen brings significant leadership experience in the medical and finance fields through his background as an M.D. and a venture capitalist. He has extensive technical expertise relevant to the Company's business and has served as an investor in and on the boards of numerous life sciences and healthcare companies.

        Mr. Colella brings significant leadership in the life sciences industry, having founded, invested in and served on the boards of numerous publicly and privately held life sciences and healthcare companies. He also brings extensive senior management experience in a broad array of diverse businesses.

        Ms. Graham has extensive experience in senior management roles in the life sciences and healthcare industries, including experience leading companies in drug, device and product development and commercialization. She also brings significant experience as a director of publicly and privately held life sciences companies.

        Mr. Livingston brings significant experience in financial matters and extensive experience in working with emerging growth companies in the life sciences, healthcare and technology industries. Mr. Livingston also has experience as a director of publicly and privately held companies, and his breadth and depth of financial experience position him well to serve as Chair of the Audit Committee.

        Dr. Myers brings extensive experience from senior management roles with healthcare payors and employers and in working with healthcare reimbursement issues. He also brings medical expertise and significant experience as a director of other publicly held life sciences and healthcare companies.

Board Leadership Structure and Role in Risk Oversight

        In 2012, the board of directors chose to combine the roles of chief executive officer and chairman of the board of directors. The board believes that Ms. Popovits is the director best suited to identify strategic opportunities and focus the activities of the board due to her extensive understanding of our business. The board also believes that the combined role of chairman of the board and chief executive officer promotes the effective execution of strategic initiatives and facilitates the flow of information between management and the board. While the board believes it is important to retain the organizational flexibility to determine whether the roles of chairman of the board and chief executive officer should be separated or combined in one individual, or whether to elect an independent non-executive chairman, the board currently believes that the interests of the Company and its stockholders are better served with the chief executive officer serving both roles. The board believes that the appointment of a strong lead independent director and the use of regular executive sessions of the independent, non-management directors, along with the board's strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management. In connection with the appointment of Ms. Popovits to the additional role of chairman of the board, the board appointed Julian C. Baker as the board's lead independent director. The independent directors meet in an executive session after each regular board meeting, at which the independent directors have the opportunity to discuss management performance.

        Our board of directors is responsible for overseeing the overall risk management process at the Company. The responsibility for managing risk rests with executive management while the committees of the board and the board of directors as a whole participate in the oversight process. The board's risk oversight process builds upon management's risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance, and financial reporting and internal controls. The board considers strategic risks and opportunities and regularly receives reports from executive management regarding specific aspects of risk management.

Stockholder Communications with the Board of Directors

        If you wish to communicate with the board of directors, you may send your communication in writing to: Secretary, Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063. You must include your name and address in the written communication and indicate whether you are a stockholder of Genomic Health. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the board of directors based on the subject matter.

Certain Relationships and Related Transactions

        It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Business Conduct and Ethics. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the independent and disinterested members of our board of directors or an independent and disinterested committee of the board.

Director Compensation

        The following table sets forth cash amounts and the value of other compensation earned by our outside directors for their service in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Total ($)
Julian C. Baker	47,500	—	134,070	181,570
Felix J. Baker, Ph.D	—	10,000	300,584	310,584
Fred E. Cohen, M.D., D.Phil.	—	40,000	134,070	174,070
Samuel D. Colella	2,500	40,000	134,070	176,570
Ginger L. Graham	—	40,000	134,070	174,070
Randall S. Livingston	55,000	—	134,070	189,070
Woodrow A. Myers, Jr., M.D.	—	40,000	134,070	174,070

(1)
Value of restricted stock awards issued at the election of the director in lieu of some or all of his or her annual retainer, other than retainers related to serving as a committee chair.

(2)
Represents the aggregate fair value of options to purchase our common stock computed as of the grant date of each option in accordance with the Financial Accounting Standards Board Accounting Standard Codification Topic 718, Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. See Note 9 of Notes to our Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2012 for the assumptions made in determining these values. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718. In 2012, Dr. Baker received an option to purchase 16,500 shares of common stock when he joined our board, and each outside director other than Dr. Baker who continued to serve as a director following our 2012 annual meeting received an option to purchase 8,250 shares of our common stock.

(3)
The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding at December 31, 2012:

Name	Number of Shares
Felix J. Baker, Ph.D.	16,500
Julian C. Baker	57,750
Fred E. Cohen, M.D., D.Phil.	49,500
Samuel D. Colella	57,750
Ginger L. Graham	49,500
Randall S. Livingston	61,087
Woodrow A. Myers, Jr., M.D.	49,500

        Directors who are our employees do not receive any fees for their service on our board of directors. During 2012, Dr. Scott and Ms. Popovits were our only employee directors. Dr. Scott resigned from our board in August 2012.

        For 2012, our outside directors received an annual retainer of $40,000. Mr. Livingston, as chairman of our Audit Committee, received an annual retainer of $55,000 and Mr. Baker and Mr. Colella, as the former and current chairman, respectively, of our Compensation Committee during 2012, each received a prorated annual retainer of $50,000. We also provide reimbursement to our outside directors for reasonable expenses in connection with attendance at board of director and committee meetings.

        Outside directors have the option to elect to receive some or all of their retainers (other than retainers for serving as committee chair) in the form of restricted stock that vests immediately when the associated quarterly retainer amount is paid.

        In addition to compensation for services as a member of the board, outside directors also are eligible to receive nondiscretionary, automatic grants of stock options under our 2005 Stock Incentive Plan. An outside director who joins our board is automatically granted an initial option to purchase 16,500 shares upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over four years, with the first 25% of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. On the first business day following each regularly scheduled annual meeting of stockholders, each outside director is automatically granted a nonstatutory option to purchase 8,250 shares of our common stock, provided the director has served on our board of directors for at least six months. These options vest and become exercisable on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The options granted to outside directors under our 2005 Stock Incentive Plan have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, a term of 10 years, and become fully vested in the event of a change in control. At December 31, 2012, options granted to outside directors with respect to an aggregate of 66,000 shares automatically accelerate upon a change of control.

 Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

        We believe that compensation of our executive officers should:

  •
  encourage creation of stockholder value and achievement of strategic corporate objectives;

  •
  attract and retain qualified, skilled and dedicated executives on a long-term basis;

  •
  reward past performance and provide incentives for future performance; and

  •
  provide fair compensation consistent with our internal compensation programs.

        Our philosophy is to align the interests of our stockholders and management by linking compensation with our annual and long-term corporate and financial objectives, including through equity ownership by management. In order to attract and retain qualified personnel, we strive to offer a total compensation package competitive with select companies in the life sciences industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. Our compensation philosophy with respect to our executive officers has and continues to focus more on the use of equity-based compensation rather than cash-based compensation, although in order to recruit and retain qualified, skilled and dedicated executives, we expect to use cash-based compensation to a greater degree than we have in the past.

Implementing Our Objectives

        The Compensation Committee of our board of directors administers and interprets our executive compensation and benefits policies, including our stock incentive plan, and reviews and makes recommendations to the independent members of the board of directors with respect to major compensation plans, policies and programs. For 2012 compensation, the Compensation Committee evaluated the performance of Kimberly J. Popovits, our President and Chief Executive Officer, or CEO, in 2012. The Compensation Committee made recommendations to the independent members of the board regarding Ms. Popovits's compensation in light of the goals and objectives of our compensation program, the Company's financial results and progress towards its strategic goals, and compensation levels of peer companies.

        Ms. Popovits and the Compensation Committee together assessed the performance of our executive officers, other than Ms. Popovits, and other members of our management committee, based on initial recommendations from Ms. Popovits. This assessment took into account the Company's financial results, its progress towards its strategic goals, compensation levels of peer companies, and the goals and objectives of the Company's compensation program. The Committee's recommendations were then submitted to the independent members of the board for their consideration and approval.

        The Compensation Committee and the independent members of our board of directors have a broad range of experience relating to executive compensation matters for similarly situated companies. In setting the level of cash and equity compensation for our executive officers, the Compensation Committee and the independent members of our board consider various factors, including the performance of the Company and the individual executive during the year, the uniqueness and relative importance of the executive's skill set to the Company, the executive's historical cash and equity compensation levels, the executive's expected future contributions to the Company, the percentage of vested versus unvested equity awards held by the executive, the level of the executive's stock ownership and the Company's compensation philosophy for all employees.

        Market Reference Data.    While the Compensation Committee did not use market benchmarks to determine its recommendations for executive compensation for 2012, the Committee reviewed market reference data to evaluate the competitiveness of our executive officers' compensation and to determine whether the total compensation paid to each of our named executive officers was reasonable in the aggregate. However, the Compensation Committee did not limit its decision to or target any particular range or level of total compensation paid to executive officers at these companies. In connection with its analysis, the Committee reviewed information prepared by Compensia Inc., an independent executive compensation consultant, comparing the compensation for members of our management committee, which includes our executive officers, with data from the Radford Global Life Sciences Compensation Survey with respect to companies with revenues between $100 million and $400 million and with 150 to 499 employees and data from SEC filings for a peer group comprised of the following 23 diagnostics and biotechnology companies:

Abaxis	Cyberonics	Natus Medical
ABIOMED	ICU Medical	Omnicell
Affymetrix	Immucor	Quidel
AngioDynamics	IRIS International	Sequenom
Aveo Pharmaceuticals	Luminex	SonoSite
Bio-Reference Laboratories	Meridian Biosciences	Spectrum Pharmaceuticals
Caliper Life Sciences	Merit Medical Systems	Volcano
Cepheid	Myriad Genetics

        The peer group was similar to the peer group used in 2011, except that three companies, Celera, Clarient and Genoptix, were deleted because they had been acquired, and seven companies, Aveo Pharmaceuticals, Caliper Life Sciences, ICU Medical, Merit Medical Systems, Omnicell, SonoSite and Spectrum Pharmaceuticals, were added because of their industry, market capitalization and revenue growth characteristics.

        The analysis indicated that 2011 base salary for members of our management committee other than our CEO approximated the 65th percentile, while base salary for our CEO approximated the 25th percentile. The analysis also indicated that target total cash compensation (salary plus potential bonus) for members of our management committee other than our CEO approximated the 50th percentile, while the target total cash compensation for our CEO was below the 25th percentile. According to the analysis, target total direct compensation approximated the 60th percentile for members of our management committee including our CEO. For purposes of this analysis, target total direct compensation equaled target total cash compensation plus the Black-Scholes value of options awarded in January 2011 and the market value of RSUs awarded in February 2011. With respect to equity awards, the analysis indicated that, while positioning varied by individual, on average, the annual equity grant values of stock options and RSUs granted to members of our management committee were between the 50th to 75th percentiles.

        Equity Grant Practices.    The Compensation Committee administers our stock incentive plan for executive officers, employees and consultants, under which it grants RSUs and options to purchase our common stock. Options are granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant, which is the closing price of our common stock on the date of grant. For purposes of the determining grant amounts, RSUs are valued based on the fair market value of a share of our common stock on the date of grant. We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by the Company; our annual equity grants are made at regularly scheduled board and Compensation Committee meetings.

        Under our equity incentive guidelines, most employees receive grants of RSUs in lieu of stock options. Employees with titles of vice president and above, including our executive officers, are eligible to receive stock options and RSUs. The target percentages of equity grant value for employees with titles of vice president and above other than our CEO, Chief Financial Officer, Chief Medical Officer and Chief Operating Officer (the C-level executives) are 50% stock options and 50% RSUs, and the target percentages for our C-level executives are 75% stock options and 25% RSUs. The stock options generally vest over four years and no shares vest before the one-year anniversary of the option grant. We spread the vesting of our options over four years to compensate executives and other employees receiving options for their contribution over a period of time and to provide an incentive to focus on our longer term goals. The RSUs generally vest in three equal annual installments. In the future, the Compensation Committee, with the concurrence of the independent members of our board of directors, may consider awarding additional or alternative forms of equity incentives, such as grants of restricted stock and other performance-based awards.

        Employee Stock Purchase Plan.    The Company adopted an Employee Stock Purchase Plan in 2011. Executive officers are eligible to purchase shares of our common stock at a discount to market price on the same terms as made available to all eligible employees.

        Miscellaneous.    We do not enter into employment or severance contracts with our executive officers as we do not believe these types of arrangements facilitate our compensation goals and objectives. In 2012, we made up to a $1,000 matching 401(k) plan contribution for all eligible employees and executive officers, and we expect to make the same matching contribution in 2013.

        Tax Deductibility of Compensation.    We generally intend to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) places a limit of $1,000,000 on the amount of compensation we may deduct in any one year with respect to our CEO and each of the next three most highly compensated executive officers other than our Chief Financial Officer. None of the non-exempt compensation we paid to any of our executive officers for 2012 as calculated for purposes of section 162(m) exceeded the $1,000,000 limit.

        Stock Ownership Guidelines.    We do not have a stock ownership or stock retention policy that requires executive officers to own stock in Genomic Health or retain shares of common stock underlying options they exercise.

Elements of Executive Compensation

        Our compensation structure for executive officers consists of a combination of base salary, bonus and equity-based compensation. Because of our current culture, we do not have programs providing for personal benefit perquisites to officers. The Compensation Committee makes recommendations with respect to executive officer compensation, with compensation other than grants under our stock incentive plan to be approved by the independent members of our board of directors.

        Base Salary.    The Compensation Committee reviews base salaries for executive officers on an annual basis, adjusting salaries based on individual and Company performance and other factors discussed below.

        The Compensation Committee and independent members of our board of directors will consider adjustments to base salaries for our executives, which may be implemented over time and will depend on the Company's operating results and comparative market data. In February 2012, the Compensation Committee, after initial determination by the independent members of our board of directors based on the recommendation of the Compensation Committee, approved salary increases for our named executive officers ranging from 5.3% to 22.4%, including an increase of 22.4% in the annual base salary for Ms. Popovits from $490,000 to $600,000. The increase in Ms. Popovits' base salary was to bring her base salary closer to the 65th percentile based on a December 2011 Compensia analysis and in line with the percentile levels of our other executive officers and members of our management committee. These salary increases were effective as of February 1, 2012.

        In January 2013, the independent members of our board of directors, based on the recommendation of the Compensation Committee, approved salary increases for our named executive officers other than Ms. Popovits ranging from 2.2% to 4.4%. These salary increases were effective as of February 1, 2013. The

Compensation Committee noted that our CEO's base salary approximated the 50th percentile based on a December 2012 Compensia analysis, and that our CEO's target total cash compensation and target total direct compensation were somewhat below the 25th and 50th percentiles, respectively. For 2013, Ms. Popovits's base salary remained unchanged, but, as discussed below, her target bonus percentage was increased from 50% to 60%, to increase her target total cash and total direct compensation and to increase the percentage of her target total direct compensation that was tied to performance-based compensation.

        For both years, salary amounts were established after considering job performance and responsibilities, internal pay alignment and marketplace competitiveness, among other things.

        Annual Bonus.    We have an annual bonus pool for our employees that is tied to corporate and operational goals. The potential for actual awards under the plan could either exceed or be less than the funding target depending on corporate and individual performance. Corporate performance objectives are established and measured for each half of a year, with the results averaged to determine the funding pool for members of our management committee, including our executive officers.

        For 2012, the eligible bonus pool for all employees other than members of our management committee was 20% of those employees' total base salary for vice presidents who were not management committee members, 15% of those employees' total base salary for directors and 10% of those employees' total base salary for all other employees, but there were no preset limitations on minimum or maximum bonus amounts for any employee. The corporate performance objectives for the bonus pool for our non-executive employees were approved by the Compensation Committee and our board of directors for the first half and second half of the year. To better align target cash compensation with market and increase the emphasis on pay for performance, the Compensation Committee and the independent members of our board of directors over past several years have been increasing the percentage of base salary represented by target bonus amounts. For 2012, funding targets for each of our executive officers were the following percentages of his or her annual base salary: Ms. Popovits—50%; Mr. Cole, Dr. Shak and Mr. Schorno—40%; and Ms. Hibbs—35%.

        While bonuses for non-executive employees were based in part on achievement of corporate goals established by our executive officers and board of directors, bonuses for executive officers were determined by the Compensation Committee and independent members of our board of directors at the time of their annual compensation review based on their assessment of corporate and individual achievements. For 2012, the Committee determined to award bonuses to each executive officer that ranged from 39.0% to 27.3% of his or her annual base salary, based on the average first and second half goal achievement levels. This percentage was arrived at by multiplying the average first and second half goal achievement level of 78% by the respective target bonus percentage for each executive officer. The Committee and the independent members of our board of directors believed the executive team should be treated equally because corporate accomplishments were judged largely based on team performance and performance within their respective domains was relatively level among executive team members.

        The corporate performance objectives for members of our management committee, while being the same as many of the objectives applicable to the remainder of our employees, had different percentages attached to the objectives to reflect the different emphasis on incentives to be applied to the management committee.

        The corporate bonus objectives for our management committee for the first half of 2012 were achieved at the 83% level. The first half bonus objectives were achieved as follows: commercial and business performance objectives, including achievement of specified product revenue (target of 15% at $114 million with a maximum of 18% at $120 million) with a target of 46%, were achieved at the 37% level; objectives related to pipeline development, with a target of 27%, were achieved at the 19% level; objectives related our genomic technology and biology activities, with a target of 12%, were achieved at the 14% level; infrastructure development objectives, with a target of 10%, were achieved at the 8% level and personnel development objectives, with a target of 5%, were achieved at the 5% level.

        The corporate bonus objectives for our management committee for the second half of 2012 were achieved at the 73% level. The second half objectives were achieved as follows: commercial and business performance objectives, including achievement of specified product revenue (target of 14% at $124 million with a maximum of 18% at $130 million) with a target of 40%, were achieved at the 18% level; objectives related to pipeline development, with a target of 29%, were achieved at the 26% level; objectives related to genomic technology and biology, with a target of 20%, were achieved at the 19% level; objectives related to infrastructure development, with a target of 8%, were achieved at the 5% level; and personnel development objectives, with a target of 3%, were achieved at the 5% level. Specific corporate bonus objectives are not disclosed because we consider the information to be confidential and believe it would be competitively harmful if disclosed.

        As with prior years, bonuses for executive officers for 2013 performance will be determined by the Compensation Committee and independent members of our board of directors at the time of their annual compensation review based on their assessment of corporate and individual achievements. As discussed above, to better align total target cash compensation with market and increase the emphasis on pay for performance, the 2013 funding target for Ms. Popovits has been increased to 60% of her annual base salary. Funding targets for each member of our management committee other than Ms. Popovits are unchanged from 2012 and range from 25% to 40% of his or her annual base salary for 2013. Funding targets for each of our executive officers are the following percentages of his or her annual base salary: Ms. Popovits—60%; Mr. Cole, Dr. Shak and Mr. Schorno—40%; and Ms. Hibbs—35%. Actual awards under the plan may either exceed or be less than the funding targets depending upon corporate and individual performance. Corporate performance objectives for the management committee will be established and measured for each half of 2013, with the results averaged to determine the funding pool. The corporate performance objectives for members of our management committee, while being the same as many of the objectives applicable to the remainder of our employees, may have different percentages attached to the objectives to reflect the different emphasis on incentives to be applied to the management committee. Management committee corporate objectives for the first half of 2013 include financial and business performance objectives, representing 64% of the overall first half objectives, operational objectives, representing 14% of the overall first half objectives, research-related objectives, representing 12% of the overall first half objectives, infrastructure development objectives, representing 5% of the overall first half objectives, and personnel development objectives, representing 5% of the overall first half objectives. Minimum and target achievement levels are defined for certain of the financial and business performance objectives, and for certain objectives overachievement or achievement of additional objectives enable the addition of a fixed number of bonus percentage points for such objectives.

        Equity-Based Compensation.    We believe that providing executive officers who have responsibility for our management and growth with an opportunity to increase their stock ownership aligns the interests of the executive officers with those of our stockholders. Accordingly, the Compensation Committee considers stock option and RSU grants to be an important aspect in compensating and providing incentives to management. The Compensation Committee sets annual grants as part of its and the independent members of the board's annual compensation review process. The Compensation Committee determined the number of shares underlying each stock option or RSU grant based upon the executive officer's and the Company's performance, the executive officer's role and responsibilities, the executive officer's base salary, comparison with comparable awards to individuals in similar positions in our industry using the survey data described above and previously determined stock grant guidelines for all employees.

        In February 2012, the Compensation Committee approved grants of stock options and RSUs to our executive officers in connection with the evaluation of our executive officers' 2011 performance by the Compensation Committee and the independent members of our board. Option grants ranging from 20,000 to 60,000 shares were made to our executive officers other than Ms. Popovits, and a grant of an option to purchase 90,000 shares of our common stock was made to Ms. Popovits. The Compensation Committee also granted our executive officers other than Ms. Popovits RSUs to acquire between 4,000 and 6,700 shares of our common stock, and granted 10,000 RSUs to Ms. Popovits. The grants were intended to reflect the factors discussed above.

        In January 2013, the Compensation Committee approved grants of stock options and RSUs to our executive officers in connection with the evaluation of our executive officers' 2012 performance by the Compensation Committee and the independent members of our board. Option grants ranging from 15,000 to 45,000 shares were made to our executive officers other than Ms. Popovits, and a grant of an option to purchase 67,500 shares of our common stock was made to Ms. Popovits. The Compensation Committee will consider the grant of RSUs to our executive officers in August 2013.

        Other Compensation.    All of our full-time employees, including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our 401(k) and life and disability insurance programs.

Compensation Committee Report

        The following report of the Compensation Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or to be incorporated by reference into any other filing by Genomic Health under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation Committee Samuel D. Colella Felix J. Baker, Ph.D. Woodrow A. Myers, Jr., M.D.

Named Executive Officers

        The tables that follow provide compensation information for our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Kimberly J. Popovits	2012	600,000	289,700	1,254,386	234,000	2,144,086
President and Chief Executive Officer	2011	490,000	229,800	1,004,005	109,800	1,833,605
	2010	465,000	—	1,111,530	28,400	1,604,930

Dean L. Schorno(3)	2012	340,000	115,880	501,754	106,100	1,063,734
Chief Financial Officer	2011	310,000	89,622	368,135	69,400	837,157

G. Bradley Cole(4)	2012	460,000	194,099	836,257	143,500	1,633,856
Chief Operating Officer	2011	425,000	155,115	669,336	95,200	1,344,651
	2010	380,000	—	578,340	23,200	981,540

Steven Shak, M.D.(5).	2012	450,000	165,129	696,881	140,400	1,452,241
Chief Medical Officer and Executive Vice	2011	410,000	103,410	446,224	91,800	1,051,434
President of Research and Development	2010	380,000	—	489,360	23,200	892,560

Kathy L. Hibbs, Esq.(6)	2012	340,000	194,099	278,752	92,800	905,651
Senior Vice President, General
Counsel and Secretary

(1)
Represents the aggregate fair value of stock and option awards computed as of the grant date of each RSU or option in accordance with the FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. There can be no assurance that options will be exercised (in which case no value will be realized by the individual), that the value on exercise of options will approximate the compensation expense we recognized, or that the price of our common stock when RSUs vest will equal or exceed the price of our common stock on the date of the applicable RSU award.

(2)
Represents bonuses paid pursuant to our cash bonus plan for each of the years 2012, 2011 and 2010. These amounts are not reported in a separately identified bonus column because payments are tied to achievement of corporate bonus goals.

(3)
Mr. Schorno became our Chief Financial Officer on January 3, 2011.

(4)
Mr. Cole was formerly our Chief Financial Officer and our Secretary. He ceased to serve as our Chief Financial Officer on January 3, 2011 and ceased to serve as our Secretary on July 26, 2012.

(5)
Dr. Shak became our Executive Vice President of Research and Development on July 26, 2012.

(6)
Ms. Hibbs became an executive officer on July 26, 2012.

Grants of Plan-based Awards—2012

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kimberly J. Popovits	2/3/12	—	—	—	10,000	90,000	29.34	1,544,086
	—	0	300,000	375,000	—	—	—	—

Dean L. Schorno	2/3/12	—	—	—	4,000	36,000	29.34	617,634
	—	0	136,000	170,000	—	—	—	—

G. Bradley Cole	2/3/12	—	—	—	6,700	60,000	29.34	1,030,356
	—	0	184,000	230,000	—	—	—	—

Steven Shak, M.D.	2/3/12	—	—	—	5,700	50,000	29.34	862,010
	—	0	180,000	225,000	—	—	—	—

Kathy L. Hibbs, Esq.	2/3/12	—	—	—	6,700	20,000	29.34	472,851
	—	0	119,000	148,750	—	—	—	—

(1)
The maximum represents the potential payout if certain pre-established performance objectives are exceeded. The potential for actual awards under the plan could either exceed or be less than the funding target. Amounts are not guaranteed and are determined at the discretion of the independent members of the board of directors, which may consider an individual's performance during the period. For additional information, please refer to "Compensation Discussion and Analysis." Actual 2012 bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
RSUs vest over a three year period with one third of the shares vesting on each of February 15, 2013, 2014 and 2015.

(3)
Options vest over a four year period, becoming exercisable as to 25% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 36 months. The options have a term of ten years, subject to earlier termination in specified events related to termination of employment.

(4)
Represents the aggregate fair value of stock and option awards computed as of the grant date of each RSU or option award in accordance with the FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. There can be no assurance that options will be exercised (in which case no value will be realized by the individual), that the value on exercise of options will approximate the compensation expense we recognized, or that the price of our common stock when RSUs vest will equal or exceed the price of our common stock on the date of the applicable RSU award.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Kimberly J. Popovits	24,267	—	2.88	12/02/14	—		—
	23,347	—	9.39	12/01/15	—		—
	40,000	—	18.89	11/30/16	—		—
	12,900	—	23.31	12/06/17	—		—
	60,000	—	17.33	12/04/18	—		—
	88,541	36,459	17.18	02/18/20	—		—
	43,125	46,875	22.98	01/27/21	—		—
	—	90,000	29.34	02/03/22	—		—
	—	—	—	—	6,667	(2)	181,609
	—	—	—	—	10,000	(3)	272,400

Dean L. Schorno	2,625	—	9.39	12/01/15	—		—
	18,000	—	18.89	11/30/16	—		—
	13,000	—	23.31	12/06/17	—		—
	14,000	—	17.33	12/04/18	—		—
	17,708	7,292	17.18	02/18/20	—		—
	15,812	17,188	22.98	01/27/21	—		—
	—	36,000	29.34	02/03/22	—		—
	—	—	—	—	2,600	(2)	70,824
	—	—	—	—	4,000	(3)	108,960

G. Bradley Cole	27,868	—	1.33	07/06/14	—		—
	17,337	—	2.88	12/02/14	—		—
	50,000	—	9.39	12/01/15	—		—
	40,000	—	18.89	11/30/16	—		—
	30,000	—	23.31	12/06/17	—		—
	50,000	—	17.33	12/04/18	—		—
	46,041	18,959	17.18	02/18/20	—		—
	28,750	31,250	22.98	01/27/21	—		—
	—	60,000	29.34	02/03/22	—		—
	—	—	—	—	4,500	(2)	122,580
	—	—	—	—	6,700	(3)	182,508

Steven Shak, M.D.	69,348	—	2.88	12/02/14	—		—
	40,000	—	18.89	11/30/16	—		—
	30,000	—	23.31	12/06/17	—		—
	40,000	—	17.33	12/04/18	—		—
	38,958	16,042	17.18	02/18/20	—		—
	19,166	20,834	22.98	01/27/21	—		—
	—	50,000	29.34	02/03/22	—		—
	—	—	—	—	3,000	(2)	81,820
	—	—	—	—	5,700	(3)	155,268

Kathy L. Hibbs, Esq.	27,750	10,000	21.07	12/28/19	—		—
	9,583	10,417	22.98	01/27/21	—		—
	—	20,000	29.34	02/03/22	—		—
	—	—	—	—	4,667	(2)	127,129
	—	—	—	—	6,700	(3)	182,508

(1)
Options vest over a four year period, becoming exercisable as to 25% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 36 months and have a term of ten years, subject to earlier termination in specified events related to termination of employment. The option exercise price is equal to the fair market value of our common stock on the date of grant.

(2)
RSUs vest as to one half of the shares on each of February 15, 2013 and 2014.

(3)
RSUs vest as to one third of the shares on each of February 15, 2013, 2014 and 2015.

(4)
Market value is based on the market price of our common stock on December 31, 2012.

Option Exercises and Stock Vested—2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kimberly J. Popovits	17,100	197,917	3,333	96,557
Dean L. Schorno	9,000	183,846	1,300	37,661
G. Bradley Cole	40,000	882,850	2,250	65,183
Steven Shak, M.D.	—	—	1,500	43,455
Kathy L. Hibbs, Esq.	2,250	30,483	2,333	67,587

(1)
Value realized is based on the market price of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the individual.

(2)
Value realized is based on the market price of our common stock on the vesting date and does not necessarily reflect proceeds actually received by the individual.

Compensation Risk Assessment

        In connection with its review of employee compensation and the compensation process, the Company has concluded that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

        The following table provides information about our common stock that may be issued upon the exercise of options and RSUs under all of our existing equity compensation plans as of December 31, 2012, including the 2005 Stock Incentive Plan, or 2005 Plan, and the 2001 Stock Incentive Plan, or 2001 Plan, and the Employee Stock Purchase Plan, or ESPP.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,114,395	$18.84	3,315,324	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	5,114,395	$18.84	3,315,324

(1)
Includes 2,211,387 shares available for issuance under the 2005 Plan and 1,103,937 shares available for issuance under the ESPP. The 2001 Plan was terminated upon completion of our initial public offering in October 2005. No shares of common stock are available for issuance under the 2001 Plan other than to satisfy exercises of stock options granted under the 2001 Plan prior to its termination.

 Security Ownership of
Certain Beneficial Owners and Management

        The following table sets forth certain information as of April 12, 2013 as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the summary compensation table, (3) each of our directors and (4) all of our directors and executive officers as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after April 12, 2013, the record date for the Annual Meeting. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Entities Affiliated with Baker Brothers Advisors(2)	12,577,272	41.6%
Entities Affiliated with FMR LLC(3)	2,189,114	7.2%
Directors and Named Executive Officers:
Felix J. Baker, Ph.D.(2)(4)	12,752,181	42.2%
Julian C. Baker(2)(4)(5)	12,809,276	42.3%
Fred E. Cohen, M.D., D.Phil.(6)	115,882	*
Samuel D. Colella(7)	115,346	*
Ginger L. Graham(8)	52,748	*
Randall S. Livingston(9)	65,236	*
Woodrow A. Myers, Jr., M.D.(10)	11,498	*
G. Bradley Cole(11)	318,840	1.0%
Kathy L. Hibbs(12)	50,535	*
Kimberly J. Popovits(13)	589,616	1.9%
Dean L. Schorno(14)	115,836	*
Steven Shak, M.D.(15)	591,114	1.9%
All directors and executive officers as a group (12 persons)(16)	14,836,939	47.0%

*
Represents beneficial ownership of less than 1%.

(1)
Unless otherwise stated, the address of each beneficial owner listed on the table is c/o Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063.

(2)
Based on Amendment No. 21 to Schedule 13D filed jointly on February 21, 2012, Baker Bros. Advisors, LLC, (the "Adviser"), has sole voting and dispositive power with respect to 12,577,272 shares of the Company's common stock owned by the following limited partnerships: 173,897 shares owned by Baker Bros. Investments, L.P., 194,161 shares owned by Baker/Tisch Investments, L.P., 13,238 shares owned by Baker Bros. Investments II, L.P., 10,305,584 shares owned by Baker Brothers Life Sciences, L.P., 276,534 shares owned by

  14159, L.P., and 1,613,858 shares owned by 667, L.P. Julian C. Baker and Felix J. Baker, Ph.D., both of whom are our directors, are principals of the Adviser and, as such, share voting and dispositive power with respect to the shares owned by the limited partnerships. Mr. Baker and Dr. Baker each disclaims beneficial ownership of the shares held by the entities affiliated with the Adviser except to the extent of his pecuniary interest therein. The principal address for the entities affiliated with the Adviser is 677 Madison Avenue, New York, New York 10065.

(3)
According to Amendment No. 2 to Schedule 13G filed jointly on February 14, 2013 by FMR LLC and Edward C. Johnson 3rd, Fidelity Management & Research Company ("Fidelity"), a registered investment advisor and wholly-owned subsidiary of FMR LLC, is the beneficial owner of 1,232,424 shares of common stock, Pyramis Global Advisors, LLC ("Pyramis Advisors"), a registered investment advisor and indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 9,640 shares of common stock, and Pryamis Global Advisors Trust Company (Pyramis Trust"), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 947,050 shares of common stock. Each of FMR LLC and Edward C. Johnson 3rd, through its control of Fidelity, has sole dispositive power of the common stock owned by Fidelity. Neither FMR LLC or Edward C. Johnson 3rd has sole power to vote or direct the voting of the shares owned by Fidelity, which power resides with Fidelity's Boards of Trustees. Each of FMR LLC and Edward C. Johnson 3rd, Chairman of FMR LLC, through its control of Pyramis Advisors and Pyramis Trust, has sole dispositive power and sole voting power with respect to the shares owned by Pyramis Advisors and Pyramis Trust. The principal address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Includes 173,897 shares owned by FBB Associates, a general partnership of which Mr. Baker and Dr. Baker are the sole partners. Mr. Baker and Dr. Baker each disclaims beneficial ownership of the shares held by FBB Associates except to the extent of his pecuniary interest therein.

(5)
Includes options to purchase 57,750 shares of common stock that are exercisable within 60 days of April 12, 2013.

(6)
Includes options to purchase 49,500 shares of common stock that are exercisable within 60 days of April 12, 2012 and 6,068 shares held in a family trust, of which Dr. Cohen is a trustee.

(7)
Includes options to purchase 57,750 shares of common stock that are exercisable by Mr. Colella within 60 days of April 12, 2013. Also includes 17,911 shares held by the Colella Family Partners LP and 36,437 shares held by the Colella Family Trust. Mr. Colella is the General Partner of Colella Partners and disclaims beneficial ownership of such shares held by Colella Partners, except to the extent of his proportionate pecuniary interest therein, if any. Mr. Colella is a trustee and beneficiary of the Colella Family Trust.

(8)
Includes options to purchase 49,500 shares of common stock that are exercisable within 60 days of April 12, 2013.

(9)
Includes options to purchase 59,087 shares of common stock that are exercisable within 60 days of April 12, 2013.

(10)
Includes options to purchase 8,250 shares of common stock that are exercisable within 60 days of April 12, 2013.

(11)
Includes options to purchase 313,017 shares of common stock that are exercisable within 60 days of April 12, 2013. Does not include 6,717 RSUs that will remain unvested within 60 days of April 12, 2013.

(12)
Includes options to purchase 50,248 shares of common stock that are exercisable within 60 days of April 12, 2013. Does not include 6,800 RSUs that will remain unvested within 60 days of April 12, 2013.

(13)
Includes options to purchase 347,179 shares of common stock that are exercisable within 60 days of April 12, 2013. Also includes 208,406 shares held in a family trust, of which Ms. Popovits is a trustee and 14,770 shares held in a trust for Ms. Popovits' son, of which Ms. Popovits is trustee. Does not include 10,000 RSUs that will remain unvested within 60 days of April 12, 2013.

(14)
Includes options to purchase 96,562 shares of common stock that are exercisable within 60 days of April 12, 2013. Does not include 3,967 RSUs that will remain unvested within 60 days of April 12, 2013.

(15)
Includes options to purchase 264,034 shares of common stock that are exercisable within 60 days of April 12, 2013. Does not include 5,300 RSUs that will remain unvested within 60 days of April 12, 2013.

(16)
Includes options to purchase 1,352,877 shares of common stock that are exercisable within 60 days of April 12, 2013. Does not include 32,784 RSUs that will remain unvested within 60 days of April 12, 2013.

 Report of the Audit Committee

        The Audit Committee operates under a written charter adopted by the board of directors. A link to the Audit Committee Charter is available on our website at www.genomichealth.com. All members of the Audit Committee meet the independence standards established by The NASDAQ Stock Market.

        The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management's implementation of Genomic Health's financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of the Company's internal control over financial reporting. Management is responsible for the financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and of the effectiveness of the Company's internal control over financial reporting.

        In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2012 with Genomic Health's management and the independent registered public accounting firm.

        The Audit Committee has discussed issues deemed significant by the independent registered public accounting firm, including those required by AICPA Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm's independence.

        The Audit Committee has discussed with Genomic Health's independent registered public accounting firm, with and without management present, their evaluations of Genomic Health's internal control over financial reporting and the overall quality of Genomic Health's financial reporting.

        In reliance on the reviews and discussion with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in Genomic Health's Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC. The Audit Committee has appointed Ernst & Young LLP to serve as Genomic Health's independent registered public accounting firm for the 2013 fiscal year.

Audit Committee
Randall S. Livingston Fred E. Cohen, M.D., D.Phil. Ginger L. Graham

 Proposal 2

Non-binding Advisory Vote on Executive Compensation

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are designed to attract and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term corporate objectives, and the creation of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the 2012 compensation of our named executive officers.

        We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is advisory, which means that the vote on executive compensation is not binding on us, our board of directors or the Compensation Committee of the board of directors. This vote is not intended to address any specific item of compensation, but rather the vote relates to the compensation of our named executive officers as a whole, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

          "RESOLVED, that the Company's stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

        Your board of directors recommends a vote FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers.

 Proposal 3

Ratification of the Appointment of Independent Registered Public Accounting Firm

        The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. Ernst & Young LLP has audited our financial statements since our inception in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

        Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended December 31, 2012 and 2011 were as follows:

Services Provided	2012	2011
Audit	$840,000	$719,000
Audit-related	—	—
Tax	3,000	112,000
All Other	—	—

	$843,000	$831,000

        Audit.    For the years ended December 31, 2012 and 2011, audit fees were for the integrated audits of our annual financial statements and our internal control over financial reporting and the review of quarterly financial statements included in our quarterly reports on Form 10-Q. For the year ended December 31, 2012, audit fees also included work related to our accelerated share repurchase program.

        Tax.    For the year ended December 31, 2012, tax fees were for tax consulting services, including tax compliance. For the year ended December 31, 2011, tax fees were for the preparation of our tax returns, tax planning, tax consulting services, and consultation and assistance with international tax matters.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services. All of the services in 2011 and 2012 were pre-approved.

        During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm's independence, including compliance with rules and regulations of the SEC.

        Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

        Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.

        Your board of directors recommends a vote FOR ratification of Ernst & Young LLP as our independent registered public accounting firm.

 Stockholder Proposals for the 2014 Annual Meeting

        If a stockholder wishes to present a proposal to be considered for inclusion in our proxy statement for the 2014 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by Genomic Health's Secretary no later than December 27, 2013. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

        A stockholder proposal not included in our proxy statement for the 2014 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder's notice not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year's annual meeting; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year's annual meeting, we must have received the stockholder's notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 7th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder's notice described above. The stockholder's notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

        Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2012, except for the following: Forms 4 for each of Dr. Cohen, Mr. Colella, Ms. Graham and Dr. Myers due on January 4, 2012 that were filed on January 6, 2012; a Form 4 for Mr. Cole due on January 16, 2012 that was filed on January 18, 2012; a Form 5 for Ms. Popovits due on February 15, 2012 that was filed on February 17, 2012; a Form 4 for Mr. Schorno that was filed timely on February 17, 2012 and was amended on February 24, 2012 to correct an error; and a Form 4 for Dr. Cohen due on August 3, 2012 that was inadvertently not filed until August 31, 2012.

 Other Matters

        Your board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise in your proxy instructions.

        Whether or not you intend to be present at the Annual Meeting, we urge you to vote by signing and mailing the enclosed proxy or voting by telephone or the Internet promptly.

By Order of the Board of Directors

Kathy L. Hibbs, Esq. Senior Vice President and General Counsel and Secretary

Redwood City, California
April 26, 2013

        Our Annual Report on Form 10-K for the year ended December 31, 2012 has been mailed with this Proxy Statement. We will provide copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such requests in writing to Secretary, Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063. The request must include a representation by the stockholder that, as of April 12, 2013, the stockholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K and exhibits are also available at www.genomichealth.com.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000174521_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Kimberly J. Popovits 02 Felix J. Baker, Ph.D. 03 Julian C. Baker 04 Fred E. Cohen, M.D. 05 Samuel D. Colella 06 Ginger L. Graham 07 Randall S. Livingston 08 Woodrow A. Myers, Jr. GENOMIC HEALTH, INC. ATTN: PATTY DUMOND 301 PENOBSCOT DRIVE REDWOOD CITY, CA 94063 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2 To approve, on a non-binding advisory basis, the compensation of our named executive officers. 3 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013. NOTE: In his or her discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000174521_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report is/ are available at www.proxyvote.com . GENOMIC HEALTH, INC. Annual Meeting of Stockholders June 6, 2013 10:00 AM This Proxy is solicited by the Board of Directors The undersigned hereby authorizes Kimberly J. Popovits and G. Bradley Cole, and each of them, as proxies of the undersigned, with full power of substitution, to represent and vote the shares of common stock of Genomic Health, Inc. ("Genomic Health") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Genomic Health to be held at Seaport Center, 459 Seaport Court, Redwood City, California on June 6, 2013 at 10:00 a.m. (Pacific Time), and at any and all postponements or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions. Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal 1, the election of all of the nominees for director, FOR Proposal 2, the approval, on a non-binding advisory basis, of the compensation of our named executive officers and FOR Proposal 3, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith. Please mark, sign, date and mail this proxy card promptly, using the enclosed envelope. Continued and to be signed on reverse side

QuickLinks

Information Concerning Voting and Solicitation
Questions and Answers About the Proxy Materials and the Annual Meeting
IMPORTANT
Proposal 1 Election of Directors
Executive Compensation
Security Ownership of Certain Beneficial Owners and Management
Report of the Audit Committee
Proposal 2 Non-binding Advisory Vote on Executive Compensation
Proposal 3 Ratification of the Appointment of Independent Registered Public Accounting Firm
Stockholder Proposals for the 2014 Annual Meeting
Section 16(a) Beneficial Ownership Reporting Compliance
Other Matters